Exhibit 1

Execution Version

SETTLEMENT AGREEMENT AND RELEASE

BETWEEN

WHITE WINSTON SELECT ASSET FUNDS, LLC AND WHITE WINSTON SELECT ASEET FUND SERIES FUND MP-18, LLC

AND

MUSCLEPHARM CORPORATION AND RYAN DREXLER

This Settlement Agreement and Release (“Agreement”) is made by and between, on the one hand, White Winston Select Asset Funds, LLC (“White Winston”) and White Winston Select Asset Fund Series Fund MP-18, LLC (the “Series Fund”), and, on the other, MusclePharm Corporation (“MusclePharm”) and Ryan Drexler (collectively, the “Parties,” and each individually a “Party”).

WHEREAS, the Parties have been engaged in litigation in various jurisdictions, namely, the actions captioned White Winston Select Asset Funds, LLC et al. v. MusclePharm Corporation, et al., Case No. 2284cv00293-BLS2 (Superior Court, Suffolk County, Commonwealth of Massachusetts) (the “Pending Massachusetts Action”); MusclePharm Corporation, et al. v. White Winston Select Asset Fund Series Fund MP-18, LLC, et al, Case No. 1984cv00663-BLS2 (Superior Court, Suffolk County, Commonwealth of Massachusetts) (the “Prior Massachusetts Action”); White Winston Select Asset Fund Series Fund MP-18, LLC, et al. v. MusclePharm Corporation, et al., Case No. 18-OC-00206 (First Judicial District Court in and for Carson City, Nevada) (the “Nevada Action”); White Winston Select Asset Fund Series Fund MP-18, LLC, et al. v. MusclePharm Corporation, et al., Case No. 80196 (Nevada Supreme Court) (the “First Nevada Appeal”); MusclePharm Corporation, et al. v. The First Judicial District Court of the State of Nevada, et al., Case No. 79163 (Nevada Supreme Court) (the “Second Nevada Appeal”); and White Winston Select Asset Fund Series Fund MP-18, LLC v. MusclePharm Corporation, Case No. 19STCV26426 (Superior Court of the State of California, County of Los Angeles, Central District) (the “California Action”); and

WHEREAS, the Parties desire to amicably resolve all claims that were, are, or could have been asserted by any Party in the Pending Massachusetts Action, the Prior Massachusetts Action, the Nevada Action, the First Nevada Appeal, the Second Nevada Appeal, and the California Action (collectively, the “Actions”); and

WHEREAS, the Parties desire that this Agreement be enforceable by the Suffolk County Superior Court presiding over the Pending Massachusetts Action as an Order of that Court;

Settlement Agreement and Release Between White Winston, the Series Fund,

MusclePharm and Ryan Drexler — Page 1 of 11

Execution Version

NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual promises and obligations set forth herein, the receipt and legal sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Settlement Payment in Cash. MusclePharm will pay White Winston a total of Four Million and 00/100 Dollars ($4,000,000.00) in cash (the “Cash Settlement Amount”), subject to the following terms and conditions:

a. MusclePharm shall make an initial payment to White Winston of Five Hundred Thousand and 00/100 Dollars ($500,000.00) in cash within thirty (30) days of the date on which this Agreement has been executed by all Parties (such date of last execution, the “Execution Date”). The payment will be made by wire transfer to an account designated by White Winston.

b. MusclePharm shall pay the remaining Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00) of the Cash Settlement Amount from the proceeds of the Rights Offering described below in Section 7 of this Agreement, from any insurance proceeds paid to MusclePharm in respect of any of the Actions, and from Available Proceeds, as described further below in Section 4.b of this Agreement, within five (5) business days of the date any such amounts are received by MusclePharm until the Cash Settlement Amount is paid in full. All payments will be made by wire transfer to an account designated by White Winston.

c. If the Cash Settlement Amount is not paid in full within ninety (90) days of the Execution Date, the remaining unpaid balance of the Cash Settlement Amount shall accrue interest at the rate of five percent (5%) per annum, compounded monthly.

d. If the Cash Settlement Amount is not paid in full within twelve (12) months of the Execution Date, the remaining unpaid balance of the Cash Settlement Amount, including all accrued and compounded interest pursuant to Section 1.c above, shall be added to the principal of the Convertible Bond described below in Section 2 of this Agreement.

e. MusclePharm’s obligation to pay the Cash Settlement Amount shall be secured by a perfected security interest in favor of White Winston in all of the assets of MusclePharm and of its subsidiaries (the “MusclePharm Assets”). MusclePharm and Drexler hereby authorize White Winston to file UCC-1 financing statements as necessary to perfect its security interest in the MusclePharm Assets granted pursuant to this Section 1.e immediately upon the Parties’ execution of this Agreement.

f. Ryan Drexler agrees that White Winston’s security interest in the MusclePharm Assets pursuant to Section 1.e above shall be of equal priority to any security interest he holds in the MusclePharm Assets in connection with the Drexler Legacy Debt (as defined below in Section 3 of this Agreement). White Winston and the Series Fund acknowledge that Ryan Drexler’s security interests in connection with the Drexler Legacy Debt, and the security interest

Settlement Agreement and Release Between White Winston, the Series Fund,

MusclePharm and Ryan Drexler — Page 2 of 11

Execution Version

granted to White Winston pursuant to this Section 1.f, are subordinate to security interests held by Empery Tax Efficient, LP and associated noteholders pursuant to secured notes issued by MusclePharm in October 2021 and June 2022.

2. Convertible Bond. MusclePharm will issue to White Winston a convertible bond (the “Convertible Bond”) in the amount of Four Million Six Hundred Thirty Thousand Two Hundred and Sixty One Dollars ($4,630,261.00), subject to the following terms and conditions:

a. MusclePharm will issue the Convertible Bond to White Winston within thirty (30) days after the Execution Date.

b. The Convertible Bond shall be issued subject to a Master Indenture Agreement (the “Indenture”), which shall contain standard representations, warranties, covenants and other terms and conditions appropriate with respect to the issuance of the Convertible Bond.

c. The Convertible Bond shall be secured by a perfected security interest in favor of White Winston in the MusclePharm Assets.

d. Ryan Drexler agrees that White Winston’s security interest in the MusclePharm Assets pursuant to Section 2.c above shall be of equal priority to any security interest he holds in the MusclePharm Assets in connection with the Drexler Legacy Debt. White Winston and the Series Fund acknowledge that Ryan Drexler’s security interests in connection with the Drexler Legacy Debt, and the security interest granted to White Winston pursuant to this Section 2.d, are subordinate to security interests held by Empery Tax Efficient, LP and associated noteholders pursuant to secured notes issued by MusclePharm in October 2021 and June 2022.

e. The Convertible Bond shall bear interest at a rate of five percent (5%) per annum, compounded monthly, increasing to eighteen percent (18%) in the event of a default.

f. The Convertible Bond shall be convertible in whole or in part at the election of the holder, at any time and upon demand, into shares of MusclePharm common stock at $0.40 per share, subject to full ratchet antidilution adjustment with respect to the issuance of any equity, options, warrants, or other convertible or derivative equity securities by MusclePharm at a lower effective price per share while the Convertible Bond is outstanding.

g. MusclePharm shall have no right to pre-pay the principal amount of Convertible Bond except with the written consent of White Winston or as otherwise provided in this Agreement.

h. Except as otherwise provided in this Agreement, MusclePharm shall repay all principal and interest owed pursuant to the Convertible Bond sixty (60) months after the date it is issued; provided, however, that in exchange for the payment of a fee by MusclePharm to White Winston equal to ten percent (10%) of the principal of the Convertible Bond then outstanding (the “Extension Fee”), the term of the Convertible Bond may be extended by MusclePharm for a maximum period of an additional twenty four (24) months. At MusclePharm’s option, the Extension Fee may be paid in cash or added to the principal owed under the Convertible Bond.

Settlement Agreement and Release Between White Winston, the Series Fund,

MusclePharm and Ryan Drexler — Page 3 of 11

Execution Version

i. The Convertible Bond and the Indenture shall contain standard registration rights, including piggy-back registration rights and the right to demand registration upon not less than 180-days written notice to MusclePharm by the holder of the Convertible Bond or of the shares issuable upon conversion of the Convertible Bond.

3. No Further Increase or Amendment of the Drexler Legacy Debt. Within five (5) days after the Execution Date, Ryan Drexler and MusclePharm will provide to White Winston a complete accounting of all debts owed to Ryan Drexler by MusclePharm as of the Execution Date, estimated at approximately $15 million, including, but not limited to, the Convertible Secured Promissory Note dated November 29, 2020 in the amount of $2,871,967.00, the Convertible Secured Promissory Note dated August 13, 2021 in the amount of $2,457,549.00, the Unsecured Revolving Promissory Note dated March 8, 2022, and any other debts of any sort that MusclePharm may owe to Ryan Drexler (collectively, the “Drexler Legacy Debt”). MusclePharm and Drexler represent and warrant to White Winston and the Series Fund the completeness and the accuracy of the accounting of the Drexler Legacy Debt. MusclePharm and Drexler covenant and agree that the Drexler Legacy Debt shall not be amended or increased without the written consent of White Winston after the Execution Date.

4. Intercreditor and Priority Agreement. Within thirty (30) days after the Execution Date, Ryan Drexler and White Winston will enter into an Intercreditor and Priority Agreement (the “Intercreditor Agreement”) governing their respective rights with respect to MusclePharm’s obligation to pay the Cash Settlement Amount pursuant to Section 1 of this Agreement and its obligation to pay principal and interest under the Convertible Bond pursuant to Section 2 of this Agreement (collectively, the “White Winston Debt”) and the Drexler Legacy Debt, as well as any future obligations of MusclePharm to White Winston, the Series Fund or Ryan Drexler or their respective affiliates (collectively, the “Aggregate Indebtedness”). The Intercreditor Agreement shall be subject to, and contain, the following terms and conditions:

a. Ryan Drexler shall provide standard representations and warranties with respect to the Drexler Debt and White Winston shall provide standard representations and warranties with respect to the White Winston Debt.

b. As indicated in Sections 1.f and 2.d above, the liens securing the White Winston Debt and any liens securing the Drexler Legacy Debt shall be pari passu. Subject to and without modification of the initial payment by MusclePharm of Five Hundred Thousand and 00/100 Dollars ($500,000.00) toward the Cash Settlement Amount pursuant to Section 1.a of this Agreement, which shall not be subject to the requirements of this Section 4.b, all Available Proceeds (as defined below) shall be applied (i) pari passu, i.e., fifty percent (50%) to pay down the balance of the White Winston Debt (first to pay down the Cash Settlement Amount and then to pay down the Convertible Bond) and fifty percent (50%) to pay down the balance of the Drexler

Settlement Agreement and Release Between White Winston, the Series Fund,

MusclePharm and Ryan Drexler — Page 4 of 11

Execution Version

Legacy Debt, and then (ii) one hundred percent (100%) to pay down the balance of the White Winston Debt or the Drexler Legacy Debt, as applicable, until the balance is paid in full. As used herein, Available Proceeds means all cash, cash equivalents and other proceeds inuring to the benefit of MusclePharm other than amounts received from the sale of MusclePharm’s products in the ordinary course of MusclePharm’s business or pursuant to any insurance policy paid in respect of any of the Actions. For avoidance of doubt, Available Proceeds shall include, without limitation, (i) proceeds from the Rights Offering described below in Section 7 of this Agreement; (ii) proceeds from any refinancing of MusclePharm’s business or assets, and (iii) proceeds from the sale of MusclePharm or the sale of MusclePharm’s assets not in the ordinary course of business. Any insurance proceeds paid in respect of any of the Actions shall not be considered Available Proceeds and shall be applied solely to pay down the White Winston Debt. To the extent any funds from proceeds other than Available Proceeds are applied to pay down the White Winston Debt, one hundred percent (100%) of any Available Proceeds shall thereafter be applied to pay down the Drexler Legacy Debt until the amount of such Available Proceeds applied to the Drexler Legacy Debt is equal to the amount paid toward the White Winston Debt from any such proceeds as are not Available Proceeds.

c. The White Winston Debt and the Drexler Legacy Debt shall be cross collateralized and cross defaulted with each other so that any default under either shall constitute a default under the other, and any security interest securing either shall be deemed also to secure the other.

d. White Winston shall service and manage the Aggregate Indebtedness, although the consent of Ryan Drexler shall be required with respect to the acceleration of indebtedness arising from a non-monetary default, the appointment of a receiver under the Indenture or with respect to the Convertible Bond, and the exercise of remedies under Article 9 of the Uniform Commercial Code; provided, however, that with respect to any action taken by a third party that constitutes a default with respect to the Aggregate Indebtedness, no consent will be required so long as White Winston acts in a commercially reasonable manner and in good faith to protect the collective interest of Ryan Drexler, White Winston and the Series Fund.

5. Issuance of Warrant. Within thirty (30) days after the Execution Date, MusclePharm will issue White Winston a warrant to purchase 16,666,666 shares of MusclePharm’s common stock at $0.18 per share (the “Warrant”), subject to the following terms and conditions:

a. The Warrant shall be exercisable for a term of seventy-two (72) months and may be exercised in whole, or in part, at any time during the term at the election of the holder.

b. The strike price of $0.18 per share shall be subject to full ratchet antidilution adjustment with respect to the issuance of any equity, options, warrants, or other convertible or derivative equity securities by MusclePharm at a lower effective price per share while the Warrant is outstanding.

Settlement Agreement and Release Between White Winston, the Series Fund,

MusclePharm and Ryan Drexler — Page 5 of 11

Execution Version

c. The Warrant shall contain standard registration rights including piggy-back registration rights and the right to demand registration upon not less than 180-days written notice by the holder of the Standard Warrant to MusclePharm.

d. The Warrant shall provide for the cashless-exercise price per share to be paid to MusclePharm at the time of the exercise by the holder.

e. The Warrant will include standard representations and warranties by MusclePharm with respect to the issuance of the Standard Warrant and the underlying shares of common stock.

6. Issuance of Anti-Dilution Warrant. Within thirty (30) days of the Execution Date, MusclePharm will issue to White Winston an additional warrant to purchase such number of shares of MusclePharm’s common stock at $0.18 per share as to equal 23.92% of all equity, options, warrants, or other convertible or derivative equity securities that MusclePharm has issued since March 15, 2020 and that remain outstanding as of the Execution Date, including the Warrant described in Section 5 of this Agreement and the Convertible Bond described in Section 2 of this Agreement (the “Anti-Dilution Warrant”). The Anti-Dilution Warrant shall be subject to the same terms as the Warrant described above in Section 5.a through 5.e of this Agreement.

7. Rights Offering. MusclePharm will make all commercially reasonable efforts to initiate, conduct and consummate a rights offering to give Eligible Shareholders (as defined below) the right to purchase Musclepharm common stock within six (6) months of the Execution Date or as soon thereafter as is reasonably practicable, subject to the following terms and conditions:

a. Eligible Shareholders shall be shareholders who held Musclepharm common stock, either as a holder of record or as a beneficial owner through either a voting trust or a nominee, as of September 1, 2017, and who still hold such shares as of December 1, 2022.

b. Neither Ryan Drexler nor White Winston (nor their respective affiliates and/or control entities) shall be Eligible Shareholders.

c. The rights offering shall allow Eligible Shareholders to purchase Musclepharm common stock at $0.40 per share, subject to a one (1) year lock up.

d. The total amount of common stock available for purchase by Eligible Shareholders shall be equal to the Aggregate Indebtedness divided by $0.40.

e. All proceeds of the rights offering shall be applied to repay the Aggregate Indebtedness in the manner set forth in the Intercreditor Agreement.

f. Nothing in this Section 7 shall be deemed to make any Eligible Shareholder a third-party beneficiary to this Agreement.

Settlement Agreement and Release Between White Winston, the Series Fund,

MusclePharm and Ryan Drexler — Page 6 of 11

Execution Version

8. Leadership and Governance Changes. MusclePharm shall institute a new leadership and corporate governance structure as soon as possible, but no later than ninety (90) days after the Execution Date, as follows:

a. Within thirty (30) days of the Execution Date, MusclePharm shall expand its board of directors to seven (7) members who shall be designated as follows (the “New Board”):

i. White Winston shall have the right to designate two (2) persons to be members of the New Board, which persons shall be immediately appointed to fill two (2) of the vacancies created by the expansion of the Board.

ii. Ryan Drexler shall have the right to designate two (2) persons other than Ryan Drexler to be members of the New Board, which persons, if not already members of the Board, shall be appointed to the Board upon the resignation of the current directors, as provided below.

iii. The remaining three (3) members of the New Board shall be independent directors (as determined by applicable regulations) mutually agreeable to the four (4) directors selected by White Winston and Ryan Drexler pursuant to items i. and ii. above.

iv. In addition, the New Board shall have two (2) non-voting observers (the “Observers”). White Winston and Ryan Drexler shall each have the right to appoint one (1) Observer.

b. Each current director who is not designated to be a member of the New Board pursuant to a.ii. above shall resign as a director within ninety (90) days of the Execution Date or upon the election of his successor, whichever comes first.

c. Following the election of the New Board and a commercially reasonable transition period determined by the New Board, but in no event later than six (6) months thereafter, Ryan Drexler shall resign as CEO of MusclePharm, and shall not seek or accept another C-Suite, officer, or substantially equivalent position with MusclePharm or its affiliates.

d. The New Board shall conduct a search to select a new, permanent CEO and thereafter appoint a new, permanent CEO on terms and conditions that are commercially reasonable given the size and financial condition of MusclePharm.

e. Ryan Drexler shall, and shall cause each of his affiliates to, grant a proxy to White Winston to vote all of his and their shares in MusclePharm in favor of the persons designated as members of the Board pursuant to 8a. above at any annual stockholders’ meeting (or by written consent in lieu of the stockholders’ meeting) or at any special stockholders’ meeting called for the purpose of electing directors for a period of the greater of (i) the period in which any of the White Winston Debt remains outstanding, or (ii) five (5) years from the dismissal of the Actions.

Settlement Agreement and Release Between White Winston, the Series Fund,

MusclePharm and Ryan Drexler — Page 7 of 11

Execution Version

f. The terms and conditions of the Indenture referenced above in Section 2.b shall include certain negative and affirmative covenants regarding various corporate governance matters including, but not limited to: restrictions on changes in management after the appointment of the new CEO, the amendment of the MusclePharm corporate charter and by-laws without consent of White Winston, and other material matters related to the corporate governance of MusclePharm, each with the intention of developing and implementing “best corporate governance practices.”

9. Investor Rights Agreement. Within thirty (30) days, MusclePharm, Ryan Drexler, and White Winston shall enter into an Investor Rights Agreement which shall, include the following provisions: (i) White Winston and Ryan Drexler shall have preemptive rights (50%-50% with right of oversubscription) with respect to the issuance of any future debt, equity, or other securities of MusclePharm, which right shall be exercisable by either for thirty (30) days following receipt of notice of any third-party debt or equity financing; (ii) terms for the lock-up of shares, including shares issued pursuant to the exercise of the Warrants or conversion of the Convertible Bond; (iii) certain terms in favor of the Series Fund and Ryan Drexler, including rights of first refusal and tag-along rights with respect to shares proposed to be transferred by the other parties to the Investor Rights Agreement; and (iv) restrictions regarding so-called “related party transactions” among or between MusclePharm and Ryan Drexler. In addition, the Investor Rights Agreement shall grant customary “drag along” rights in favor of White Winston and vis-à-vis Ryan Drexler and his affiliates in connection with any sale of MusclePharm approved by White Winston and the Board.

10. Binding Effect. The Parties acknowledge that this Agreement is binding and enforceable by and against each of them as of the Execution Date, notwithstanding that this Agreement calls for further agreements to be prepared and executed and for further terms to be resolved in its implementation and performance. The Parties acknowledge that the Suffolk County Superior Court presiding over the Pending Massachusetts Action shall have jurisdiction to enforce the terms of this Agreement, including, but not limited to, ordering specific performance to require any Party to complete the further agreements and documents required by this Agreement. All Parties agree to submit to the jurisdiction of the Suffolk County Superior Court for this purpose. The Parties are obligated to act in good faith to ensure that the further agreements and documents required for the implementation and performance of this Agreement are completed and executed.

11. Dismissal of the Pending Massachusetts Action. Within five (5) days after the Execution Date, the Parties will jointly ask the Suffolk County Superior Court to enter an Order dismissing the Pending Massachusetts Action while retaining jurisdiction with respect to any claims to enforce this Agreement (the “Dismissal Order”). To the extent permitted by the Suffolk County Superior Court, the Dismissal Order shall incorporate the terms of this Agreement. Should the Suffolk County Superior Court decline to retain such enforcement jurisdiction, this Agreement shall nevertheless be binding and enforceable by and against each of the Parties.

Settlement Agreement and Release Between White Winston, the Series Fund,

MusclePharm and Ryan Drexler — Page 8 of 11

Execution Version

12. Relinquishment of Attorneys’ Fee Judgment Against White Winston. Within five (5) days of the Execution Date, MusclePharm and Drexler will relinquish their attorneys’ fee judgment in the Nevada Action by filing a satisfaction of judgment and a joint motion with White Winston to relinquish the security for that judgment.

13. Dismissal of All Other Actions. Within five (5) days of the Execution Date, White Winston shall file any stipulation or motion necessary to terminate the Nevada Action, the First Nevada Appeal, the Second Nevada Appeal and the California Action. Ryan Drexler and MusclePharm shall execute and such stipulation or motion as necessary.

14. Mutual Release.

a. Release by Ryan Drexler and MusclePharm. Effective on the Execution Date, Ryan Drexler and MusclePharm, on their own behalf and on behalf of their affiliates, officers, directors, agents, employees, legal representatives, attorneys, predecessors and successors, assigns, and designees, hereby knowingly, voluntarily, fully, finally, and completely, settle, release, and forever discharge White Winston and the Series Fund and their subsidiaries and affiliates, officers, directors, agents, employees, legal representatives, attorneys, predecessors and successors, assigns, and designees from all claims, disputes, grievances, demands, causes of action, liabilities, injuries, and damages, of whatever kind, character, or nature, known or unknown, arising from, that were, are, or could have been asserted in any of the Actions, with the exception of any claim regarding the breach or enforcement of this Agreement.

b. Release by White Winston and the Series Fund. Effective on the Execution Date, White Winston and the Series Fund, on their own behalf and on behalf of their affiliates, officers, directors, agents, employees, legal representatives, attorneys, predecessors and successors, assigns, and designees, hereby knowingly, voluntarily, fully, finally, and completely, settle, release, and forever discharge Ryan Drexler and MusclePharm and their subsidiaries and affiliates, officers, directors, agents, employees, legal representatives, attorneys, predecessors and successors, assigns, and designees from all claims, disputes, grievances, demands, causes of action, liabilities, injuries, and damages, of whatever kind, character, or nature, known or unknown, arising from, that were, are, or could have been asserted in any of the Actions, with the exception of any claim regarding the breach or enforcement of this Agreement.

15. Confidentiality. This Agreement and the terms contained herein are deemed to be confidential and shall not be disclosed to any person, except that the Parties may disclose the foregoing (i) to the extent required by legal process, court order, or applicable law, rule or regulation, (ii) to their respective attorneys and accountants, and to governmental bodies to the extent necessary to comply with any applicable tax or financial reporting laws, rules or regulations, and (iii) to the extent necessary to assist in the assertion or pursuit of, or defense against, any claim brought by or against a Party to enforce this Agreement. Notwithstanding the confidentiality obligations of this paragraph, the Parties shall be free to state that the dispute, so far as it relates to the Parties to this Agreement, was compromised and settled to their mutual satisfaction.

Settlement Agreement and Release Between White Winston, the Series Fund,

MusclePharm and Ryan Drexler — Page 9 of 11

Execution Version

By affixing their signatures below, each Party agrees that he or it has had an opportunity to consult with legal counsel and other professionals on the form and content of this Agreement. Further, the person signing on behalf of each corporate entity – including the Series Fund, White Winston, and MusclePharm – represents and warrants that he or she has the authority to enter into this Agreement on behalf of the entity. White Winston and the Series Fund waive any claim against Ryan Drexler for any breach of his representation and warranty regarding his authority to sign this Agreement on behalf of MusclePharm.

MUSCLEPHARM CORPORATION

By:	/s/ Ryan Drexler

Printed Name:	Ryan Drexler

Its:	CEO

Date:	December 5, 2022

RYAN DREXLER, in his individual and personal capacities, as well as a director and officer of MusclePharm Corporation

/s/ Ryan Drexler

Date: December 5, 2022

WHITE WINSTON SELECT ASSET FUND SERIES FUND MP-18, LLC

By:	/s/ Todd M. Enright

Printed Name:	Todd M. Enright

Its:	Manager

Date:	December 5, 2022

[SIGNATURES CONTINUE ON NEXT PAGE]

Settlement Agreement and Release Between White Winston, the Series Fund,

MusclePharm and Ryan Drexler — Page 10 of 11

Execution Version

WHITE WINSTON SELECT ASSET FUNDS, LLC

By:	/s/ Todd M. Enright

Printed Name:	Todd M. Enright

Its:	Manager

Date:	December 5, 2022

Settlement Agreement and Release Between White Winston, the Series Fund,

MusclePharm and Ryan Drexler — Page 11 of 11